Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-192912)
(2)	Registration Statement (Form S-8 No. 333-248231)
(3)	Registration Statement (Form S-8 No. 333-276076)
(4)	Registration Statement (Form S-8 No. 333-280063)
(5)	Registration Statement (Form S-3ASR No. 333-293291)

of our reports dated February 23, 2026, with respect to the consolidated financial statements of AMC Entertainment Holdings, Inc., and the effectiveness of internal control over financial reporting of AMC Entertainment Holdings, Inc., included in this Annual Report (Form 10-K) of AMC Entertainment Holdings, Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Kansas City, Missouri

February 23, 2026